EXHIBIT 10.34

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”), entered into and effective as of the latest date indicated in the signature block at the foot of this Agreement (the “Effective Date”), is by and between SALUMEDICA, LLC, a Georgia Limited Liability Company with offices located at 112 Krog Street, Suite 4, Atlanta, Georgia 30307 (“SaluMedica” or the “Licensor”); and SpineMedica Corp., a Florida Corporation with offices located at 1234 Airport Road, Suite 105 Destin, Florida 32541 (“SpineMedica or. the “Licensee”).

BACKGROUND

WHEREAS SaluMedica is the owner of certain intellectual property rights; and WHEREAS SpineMedica is desirous of obtaining and commercializing, these intellectual property rights under the terms set forth below.

NOW THEREFORE, in consideration of ten dollars ($10) in hand paid, the execution and delivery on the date hereof of that certain Technology License Agreement between the parties (the “Technology License”), and the promised performance by each of the parties of the terms set forth herein, the parties hereto, intending to be legally bound, mutually agree as follows:

TERMS OF AGREEMENT

I.	Grant Of License

1.1 SaluMedica hereby grants SpineMedica an exclusive, royalty free, fully paid, worldwide, perpetual (except as provided herein) license (“License”) to use the trademark(s) and associated trademark registration(s) listed in Exhibit “A” (the “Trademark Portfolio”) in connection with neurological and orthopedic uses, including muscular and skeletal uses, related to the human spine (the “Licensed Field of Use”).

1.2 SaluMedica may terminate this Agreement if SpineMedica is in material breach of this Agreement and has not cured the breach within sixty (60) days written notice of such breach, and the Agreement will alternatively terminate upon the occurrence of the first of the following events:

(a) SpineMedica may terminate this Agreement with thirty (30) days written notice;

(b) SaluMedica may terminate this Agreement with thirty (30) days written notice if it terminates the Technology License.

(c) this Agreement will automatically terminate if SpineMedica files for bankruptcy protection, and in this event Salumedica may, at its own discretion, elect to assume or cancel any sublicenses that SpineMedica has granted under this Agreement;

(d) this Agreement will automatically terminate, on an asset-by-asset basis, if SpineMedica abandons use of any asset in the Trademark Portfolio. In the event that

SpineMedica elects to affirmatively abandon use of any asset in the Trademark Portfolio, it will promptly provide Salumedica with written notice of this decision.

1.3 SpineMedica may sublicense its rights under this Agreement provided that the sublicense includes a written agreement that imposes substantially the same obligations on the sublicensee, and grants both SaluMedica and SpineMedica the same rights of trademark protection, as those stated in Article III of this Agreement. SpineMedica will promptly provide Salumedica with written notice of any such sublicense.

1.4 SaluMedica may not use, license, assign or otherwise transfer any rights to the Trademark Portfolio within the Licensed Field of Use.

1.5 SaluMedica may assign or collateralize this Agreement, in whole or in part, and will promptly provide SpineMedica with written notice of any such agreement.

1.6 SpineMedica may assign or collateralize this Agreement, in whole or in part, and will promptly provide SaluMedica with written notice of any such agreement.

1.7 In the event that Salumedica elects to abandon any assets in the Trademark Portfolio, then SpineMedica may elect to receive an assignment of that asset, subject to any sublicenses that Salumedica has granted to third parties in that asset, at no cost to SpineMedica.

1.8 In the event that SaluMedica files for bankruptcy protection, then SpineMedica may elect to receive an assignment of the Trademark Portfolio, subject to any sublicenses that Salumedica has granted to third parties in the Trademark Portfolio, at no cost to SpineMedica.

II.	Payment

2.1 The License granted to SpineMedica in this Agreement is fully paid and may not be rescinded.

III.	Protection Of Trademark Rights

3.1 SaluMedica will have the right and responsibility to maintain and renew the trademark registrations(s) in the Trademark Portfolio at its sole cost and discretion.

3.2 SpineMedica will promptly notify SaluMedica if it becomes aware of any entity that is apparently infringing an asset in the Trademark Portfolio.

3.3 SaluMedica will promptly notify SpineMedica if it becomes aware of any entity that is apparently infringing an asset in the Trademark Portfolio.

3.4 Neither party will be required by this Agreement to become a party to any adversarial proceeding including, by way of example, any dispute, litigation, arbitration, mediation, administrative proceeding, or regulatory proceeding.

3.5 SaluMedica will have the first right to elect to enforce or defend the assets in the Trademark Portfolio outside the Licensed Field of Use at its sole cost and retain any and all proceeds and other benefits resulting from such enforcement.

3.6 Each party will provide reasonable cooperation in connection with any adversarial proceeding conducted by the other party involving any asset in the Trademark Portfolio including, by way of example, producing documents, answering interrogatories and sitting for depositions, at no cost to the other party other than recovery of its actual out-of-pocket expenses directly incurred in providing such cooperation.

3.7 In the event that SaluMedica determines that it will not enforce or defend any right in the Trademark Portfolio outside the Licensed Field of Use after receiving sixty (60) days written notice of an apparent infringement, then SpineMedica may elect to enforce such right in its own name and at its sole cost for past, presently occurring, and future infringements and retain any and all proceeds and other benefits resulting from such enforcement. In the event that SpineMedica elects to enforce patent rights under this paragraph, then SaluMedica will assign the subject trademark(s) and trademark registration(s) to SpineMedica subject to an exclusive license (subject to any sublicenses to third parties that SaluMedica may have granted) back to SaluMedica for use of the Trademark Portfolio outside the Licensed Field of Use.

3.8 SpineMedica will have the first right to elect to enforce or defend the assets in the Trademark Portfolio within the Licensed Field of Use at its sole cost and retain any and all proceeds and other benefits resulting from such enforcement.

3.9 In the event that SpineMedica determines that it will not enforce or defend any right in the Trademark Portfolio within the Licensed Field of Use after receiving sixty (60) days written notice of an apparent infringement within the Licensed Field of Use, then SaluMedica may elect to enforce such right in its own name and at its sole cost for past, presently occurring, and future infringements and retain any and all proceeds and other benefits resulting from such enforcement.

3.10 SpineMedica will only use the assets in the Trademark Portfolio in the Licensed Field of Use and in accordance with applicable federal, state and local laws, and administrative regulations.

3.11 SpineMedica will only use the assets in the Trademark Portfolio in accordance with reasonable standards of quality and propriety to be established by SaluMedica from time-to-time. SaluMedica will provide SpineMedica with written notice of its standards of quality and propriety.

3.12 Upon reasonable notice and conditions, SaluMedica will have the right to inspect all records in the possession of SpineMedica pertaining to the quality of any goods or services provided by SpineMedica under the Trademark Portfolio including, without limitation, records pertaining to any complaints, civil litigation, regulatory or law enforcement activity.

3.13 In the event that SaluMedica determines in good faith that the goods or services provided by SpineMedica under the Trademark Portfolio, or the use of the Trademark Portfolio by SpineMedica in advertising or other publicly available materials, is objectionable to

SaluMedica for any reason whatsoever, SaluMedica will provide SpineMedica with timely notice of the objectionable circumstances. If SaluMedica believes that the objectionable circumstances can be cured, SaluMedica will advise SpineMedica of the steps that it may elect to undertake to cure the objectionable circumstances. Failure of SpineMedica to implement such steps to SaluMedica’s reasonable satisfaction will constitute a material breach and basis for termination of this Agreement. Repetitive failure by SpineMedica to adhere to the standards of quality and propriety established by SaluMedica will constitute a material breach and basis for termination of this Agreement.

3.14 Any party found by a court of competent jurisdiction (or the selected authority should the parties elect alternative dispute resolution) to be in breach of this Agreement will pay the other party’s reasonable costs and attorneys’ fee incurred in connection with enforcing this Agreement.

IV.	Warranties And Indemnities

4.1 SaluMedica represents and warrants that it reasonably believes itself to be the sole owner of all of the assets in the Trademark Portfolio.

4.2 SaluMedica represents and warrants that it has not conveyed any right or interest in the Trademark Portfolio to any other party.

4.3 SaluMedica represents and warrants that it has obtained all corporate, member and/or shareholder authorization(s) and has an unencumbered legal right to enter into and perform as required by this Agreement.

4.4 SpineMedica represents and warrants that it has obtained all corporate, member and/or shareholder authorization(s) and has an unencumbered legal right to enter into and perform as required by this Agreement.

4.5 SALUMEDICA MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE VALIDITY OF ANY ASSET IN TRADEMARK PORTFOLIO, WHETHER ANY ASSETS DESCRIBED IN THE TRADEMARK PORTFOLIO DO OR DO NOT INFRINGE ANY TRADEMARK, COPYRIGHT OR OTHER RIGHT OF ANY THIRD PARTY, WHETHER ANY ASSETS IN THE TRADEMARK PORTFOLIO ARE MERCHANTABLE FOR ANY PURPOSE.

4.6 SpineMedica indemnifies, holds harmless, and agrees to defend SaluMedica with respect to any claim or cause of action arising out of publication, advertising or use of any asset in the Trademark Portfolio; or manufacture, use, sale or importation of any product or process under any asset in the Trademark Portfolio, by SpineMedica or its sublicensees including, without limitation, advertising injury, personal injury, product liability, medical malpractice, or loss or damage to medical or other data.

4.7 SpineMedica indemnifies, holds harmless, and agrees to defend SaluMedica with respect to any right, claim or cause of action arising out of sublicensing or assignment by SpineMedica of any right in the Trademark Portfolio.

4.8 SaluMedica indemnifies, holds harmless, and agrees to defend SpineMedica with respect to any claim or cause of action arising out of publication, advertising or use of any asset in the Trademark Portfolio; or manufacture, use, sale or importation of any product or process under any asset in the Trademark Portfolio, by SaluMedica or its sublicensees (other than SpineMedica and its sublicensees) including, without limitation, advertising injury, personal injury, product liability, medical malpractice, or loss or damage to medical or other data.

4.9 SaluMedica indemnifies, holds harmless, and agrees to defend SpineMedica with respect to any right, claim or cause of action arising out of sublicensing or assignment by SaluMedica of any right in the Trademark Portfolio to any party other than SpineMedica.

V.	Miscellaneous

5.1 All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective upon receipt), (iii) sent by a reputable, established international courier service that guarantees delivery within the next three following business days (effective upon receipt), or (iv) sent by telecopier followed within twenty-four (24) hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed’ as follows (or to such other address as the recipient may have furnished for the purpose pursuant to this Section 8.1):

If to Licensor:

SaluMedica, LLC

112 Krog Street, Suite 4

Atlanta, Georgia 30307

Attention: President

Facsimile: (404) 589-1838

With a copy (which shall not constitute notice) to:

Robert B. Braden

931 Ponce de Leon Avenue, NE

Atlanta, GA 30306

And to:

Randall W. Johnson, Esq.

2017 Carrington Court

Stone Mountain, GA 30087

If to Licensee:

SpineMedica Corp.

1234 Airport Road, Suite 105

Destin, Florida 32541

Attention: Matthew Miller, President

Facsimile: (805) 650-2213

With a copy (which shall not constitute notice) to:

G. Donald Johnson, Esq.

Womble Carlyle Sandridge & Rice, PLLC

1201 West Peachtree Street, Suite 3500

Atlanta, Georgia 30309

Facsimile: (404) 870-4878

Changes to the above notification addresses may be made by notice to the Parties in the manner set forth above.

5.2 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous express or implied promises or understandings related to the subject matter of hereof, and may not be varied, amended, or supplemented except by a writing of even or subsequent date executed by both parties and containing express reference to this Agreement. The parties acknowledge the existence of a contemporaneously executed Technology License Agreement that is not altered or superseded by the present Agreement, and that this Agreement is not altered or superseded by the Technology License Agreement.

5.3 The failure of either party to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, will in no way be considered a waiver of such provisions, rights, or elections with respect to subsequent events or in any way to affect the validity and the enforceability of this Agreement.

5.4 In the event that any provision of this Agreement is declared invalid or legally unenforceable by a court of competent jurisdiction from which no appeal is or can be taken, the invalid provision will be deemed replaced by a similar but valid and legally enforceable provision as near in effect as the invalid or legally unenforceable provision, and the remainder of this Agreement will be deemed modified to conform thereto and will remain in effect.

5.5 This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors, and permitted assigns.

5.6 Each Parties acknowledges that it has been represented by counsel in connection with the negotiation and drafting of this Agreement and that no rule of strict construction shall be applied to either of them as the drafter of all or any part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, each of which constitutes an original, to be effective as of the latest year and date indicated below.

SPINEMEDICA CORP.

By:	/s/ Matthew Miller
	Name:	Matthew Miller
	Title:	President

	Date:	August 12, 2005

SALUMEDICA, LLC

By:	/s/ Robert B. Braden
	Name:	Robert B. Braden
	Title:	Manager

	Date:	August 12, 2005

By:	/s/ Eric D. Ranney
	Name:	Eric D. Ranney
	Title:	Manager

	Date:	August 12, 2005

TRADEMARK LICENSE AGREEMENT

BY AND BETWEEN SALUMEDICA, LLC AND SPINEMEDICA, INC>

TRADEMARK PORTFOLIO

EXHIBIT “A”

United States Trademark Registrations

1.	SALUBRIA, and U.S. Trademark Registration No. 2,588,889

2.	SALUMEDICA

A - 1